Exhibit 99.1

Charles & Colvard and Hunters

Reach Settlement of Litigation

MORRISVILLE, N.C., October 22, 2003—Charles & Colvard, Ltd. (NASDAQ:CTHR) and C. Eric Hunter and his wife, Jocelyn Hunter, jointly announced today that they had settled all claims made by the Hunters in their lawsuit against the Company pending in the U.S. District Court for the Middle District of North Carolina. The Hunters will dismiss their lawsuit against the Company and the Company’s former CEO, Jeff Hunter. The terms of the settlement are confidential, but, excluding attorneys’ fees, will not have any impact on the Company’s results of operations. The Company expensed approximately $187,000 of attorneys’ fees and other litigation costs in its results of operations for the third quarter ended September 30, 2003, representing the majority of its costs in connection with this litigation. An additional lesser amount of attorneys’ fees and costs is anticipated to be expensed in the fourth quarter ending December 31, 2003.

Eric Hunter commented, “After extensive investigation, we have concluded that Charles & Colvard is not accountable for the misconduct that gave rise to our lawsuit.”

Bob Thomas, President and Chief Executive Officer of Charles & Colvard, said, “The Company acknowledges and appreciates Eric’s previous instrumental contributions to the development of the intellectual property of Charles & Colvard. We are exploring with Eric his continued contribution to our intellectual property portfolio. I am pleased that we have been able to resolve the dispute amicably.”

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history, dependence on continued growth and consumer acceptance of the Company’s products, the risks and uncertainties of litigation including the substantial management time and attention required and substantial expenses incurred regardless of its outcome, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO Charles & Colvard (919) 468-0399 Ext. 224 www.moissanite.com		The Equity Group Inc. Linda Latman (212) 836-9609 Sarah Torres (212) 836-9611 www.theequitygroup.com